AN OPEN LETTER TO SHAREHOLDERS

February 24, 2010

Dear Shareholders and Friends of Galaxy Gaming:

Yesterday, we issued a press release regarding the introduction of a new casino table game we call “Triple Attack Blackjack™.”  The press release is attached to this email or you can access it on-line here.  Although no one can accurately predict the market acceptance of a new casino game, based upon early feedback, we think Triple Attack Blackjack could be another successful premium game for us.  The release of this new game is significant in light of the following:

First of all, as I was quoted in the press release, it is our Company’s first new premium game since 2008.  That’s not to say we weren’t busy in 2009.  Indeed our major accomplishments for 2009 included becoming a public company in February, introducing and rolling out our Bonus Jackpot System beginning in March and last but not least, the opening of our Data Center in conjunction with Amazon.com last December.

Second, Triple Attack Blackjack represents the first of many new premium table games we expect to introduce this year.  Why is that important?  Well besides the obvious, as we increase the number of premium table games and side-bets, we will be able to offer our clients the opportunity to use Galaxy Gaming games exclusively on their casino floor.  Currently only one other competitor can do that.  This is the second most often request we receive from casino operators.  (Asking us to enter the card shuffler business is the first!)

Third, Triple Attack Blackjack enables us to further leverage the success we are having with our Bonus Jackpot System™.  All of our new game releases will incorporate a Bonus Jackpot System component, which as we have demonstrated previously, represents our highest revenue per table opportunity.  In case you may have missed our previous press releases, we announced last month that we expanded our Bonus Jackpot System installations into California and received the requisite approvals necessary in Mississippi to begin installing there.

Briefly, here is how Triple Attack Blackjack is played…

At right on the next page is an example of the player’s wagering area.  The basic concept of the game is actually easier than it looks.  First, before any cards are dealt, players place their initial wager in the First Attack circle.  Next, each player receives their first card and if they deem it to be favorable (such as an Ace) they have an opportunity to place a second wager equal to their first in the Second Attack circle.  Then, the dealer’s first card is dealt face-up and the player now has another opportunity to bet again (in the Third Attack circle) if they deem the dealer’s card to be favorable (such as a six).  This third wager is equal to their First Attack wager and may be made even if the Second Attack wager was not made.  Typical blackjack rules such as doubling down and splitting apply, but in addition a player automatically wins if their hand is a 21 or consists of 6 cards not exceeding a point value of 21 (known as a “Six Card Charlie”).  The two additional circles marked “Triple Match” and “Suited Royals” are optional side bets which pay the player’s wager with odds.  The circle at the top labeled “Bonus Jackpot” is actually the sensor for our Bet Tabulator System which is a component of our Bonus Jackpot System whereby a player can win a substantial jackpot for only a dollar.

So that's it for now.  In the coming months we anticipate sharing with you more exciting news and events, such as more product introductions and further new market announcements.  As always, we want to thank each of you for your continuing interest and investment in Galaxy Gaming.

Warmest regards,

Robert B. Saucier

Chief Executive Officer
Galaxy Gaming, Inc. (OTC: GLXZ.OB)
6980 O’Bannon Drive
Las Vegas, NV 89117 USA
MAIN:  (702) 939-3254
FAX:  (702) 939-3255
DIRECT:  (702) 938-1734
PVT. FAX:  (702) 938-1735
www.galaxygaming.com

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Forward Looking Statements

This letter contains certain "forward-looking statements" relating to the business of the Company which can be identified by the use of terminology such as "believes", "expects", or similar expressions. Such statements involve risks and uncertainties, including all business uncertainties relating to product development, marketing, market acceptance, future capital requirements, competition and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated, or expected. The Company expressly disclaims any obligation to update or alter its forward-looking statements.